Exhibit 99.3

Heritage Commerce Corp’s Board of Directors Approve Stock Repurchase Plan

San Jose, California – August 7, 2007– Heritage Commerce Corp (Nasdaq:HTBK), announced that on July 26, 2007 the Company’s Board of Directors authorized the purchase of up to $30 million of its common stock over the next two years, which represents approximately 1.48 million shares, or 11% (based on current market prices). "We think investing in ourselves is one of the better opportunities in the market today, so we are initiating a significant repurchase program," said Mr. Kaczmarek, President and Chief Executive Officer. The Company intends to finance the purchase using its available cash. Shares may be repurchased by the Company in open market purchases or in privately negotiated transactions as permitted under applicable rules and regulations. The repurchase program may be modified, suspended or terminated by the Board at any time without notice. The extent to which the Company repurchases its shares and the timing of such repurchases will depend upon market conditions and other corporate considerations.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Los Gatos, Fremont, Danville, Pleasanton, Morgan Hill, Gilroy, Mountain View, and Los Altos.  Heritage Bank of Commerce is also a SBA Preferred Lender ranked the fourth largest SBA lender in Northern California and fourteenth in the State of California, with Loan Production Offices in San Jose, Chico, Fremont, Fresno, and Sacramento, California.  For more information, please visit www.heritagecommercecorp.com.

Forward Looking Statement Disclaimer

This release may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include, but are not necessarily limited to, the Company’s ability to sustain dividend payments, fluctuations in interest rates and monetary policy established by the Federal Reserve, inflation, government regulations, general economic conditions, competition within the business areas in which the Company is conducting its operations, including the real estate market in California, the ability to recognize identified cost savings, and other factors beyond the Company's control. Such risks and uncertainties could cause results for subsequent interim periods or for the entire year to differ materially from those indicated. For a discussion of factors which could cause results to differ, please see the Company's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company's press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

                                                                                                                         Member FDIC